SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2007

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E. Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 7 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on July 26, 2007 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen
VP, Finance and Chief Financial Officer
Data I/O Corporation
(425) 881-6444

DATA I/O ANNOUNCES SECOND QUARTER RESULTS

Redmond, Wash., July 26, 2007 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the second quarter of 2007.

Revenues for the second quarter of 2007 were $5.8 million, a decline of 4% compared with $6.0 million for the first quarter of 2007. Total orders during the second quarter were $6.2 million, up 7% from the first quarter of 2007. Backlog increased to $2.4 million at the end of the second quarter. The gross margin as a percentage of sales for the second quarter of 2007 was 49.1 percent, compared with 55.1 percent for the first quarter of 2007. The decline in gross margin percentage was primarily due to unabsorbed fixed labor and overhead costs of operations at the lower sales and production volume.

Operating expenses for the second quarter of 2007 were $3.9M including a restructuring charge of $632,000. This compares with operating expenses in the first quarter of 2007 of $4.1M. In accordance with U.S. generally accepted accounting principles (GAAP), net loss for the second quarter of 2007 was ($1,079,000), or ($0.13) per share, compared with a net loss of ($398,000) or ($0.05) per share for the second quarter of 2006, and compared with a net loss of ($785,000), or ($0.09) per share, for the first quarter of 2007.

“In the second quarter we reduced our structural expenses in each of our locations to allow us to achieve a much lower breakeven and drive more profit to the bottom line as revenue grows in the second half of the year”, said Fred Hume, president and CEO. “The changes we made include transferring some development and production activities to our lower cost base of operations in China, eliminating some functions, eliminating entities that were no longer adding value, and reducing activity related to declining legacy business. While gross margin was down for the quarter, we believe that this was not indicative of a longer range trend.”

“We were also pleased to see some recovery in orders from our Asian customers particularly toward the end of the second quarter. Orders from our European customers were up both with respect to the previous quarter and also the same quarter last year. Orders from North American customers were also stronger than in the first quarter. During the second quarter we recognized revenue from shipments of a new FLX500 application solution to one of the world’s leading mobile handset manufacturers. We expect to see future revenue growth from the further adoption of this new application solution.”

Conference Call Information

A conference call discussing the second quarter and 2007 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0923, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 881244. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 35 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE™, Sprint and UniSite families provide a wide range of device support and versatility to address a user’s many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future growth in revenue, results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	Second Quarter			Six Months Ended
			Percent			Percent
	6/30/2007	6/30/2006	Change	6/30/2007	6/30/2006	Change
Net sales	$5,778	$7,163	-19.3%	$11,806	$13,575	-13.0%
Gross margin	2,838	3,743	-24.2%	6,158	7,154	-13.9%
Gross margin as percent of sales	49.1%	52.3%		52.2%	52.7%
Operating expenses:
Research & development	1,286	1,513	-15.0%	2,657	2,819	-5.7%
Selling, general and administrative	2,027	2,626	-22.8%	4,565	5,266	-13.3%
Provision for business restructure	632	-		832	-
Operating income (loss)	(1,107)	(396)		(1,896)	(931)
Non-operating income (expense):
Interest, net	20	37		32	80
Other	11	(13)		9	(3)
Income/(loss) from operations before taxes	(1,076)	(372)		(1,855)	(854)
Income tax expense	3	26		9	55

Net income /(loss)	($1,079)	($398)		($1,864)	($909)

Total diluted earnings /(loss) per share	($0.13)	($0.05)		($0.22)	($0.11)

Diluted weighted average shares outstanding	8,562	8,415		8,527	8,401

CONDENSED BALANCE SHEET
(in thousands)

	6/30/2007	12/31/2006

Cash and cash equivalents	$2,904	$2,478
Accounts receivable, net	6,284	8,496
Inventories	5,601	5,052
Other current assets	318	491
Land, building and equipment	2,542	2,852
Other long-term assets	114	122

Total assets	$17,763	$19,491

Current liabilities	$5,473	$5,762
Long term debt	393	446
Shareholders’ equity	11,897	13,283

Total liabilities and shareholders’ equity	$17,763	$19,491

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 27, 2007	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer